Calculation of Filing Fee Tables
S-8
Evommune, Inc.

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, $0.0001 par value per share, reserved for issuance pursuant to the 2025 Equity Incentive Plan	Other	1,576,204	$23.18	$36,536,409.00	0.0001381	$5,046.00
Total Offering Amounts:						$36,536,409.00		$5,046.00
Total Fee Offsets:								$ 0.00
Net Fee Due:								$5,046.00

Offering Note

1

(A) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall also cover any additional shares of Common Stock ("Common Stock") of Evommune, Inc. (the "Registrant") that become issuable under the Registrant's 2025 Equity Incentive Plan (the "2025 Plan") by reason of any stock dividend, stock split, recapitalization or other similar transaction that results in an increase in the number of the Registrant's outstanding shares of Common Stock. (B) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and (h) of the Securities Act, and is based upon the price of $23.18 per share, the average of the high and low prices of Common Stock as reported on the New York Stock Exchange on March 4, 2026. (C) Represents shares of Common Stock that were automatically added to the shares authorized for issuance under the 2025 Plan on January 1, 2026 pursuant to an "evergreen" provision contained in the 2025 Plan. Pursuant to such evergreen provision, on January 1st of each year commencing on January 1, 2026 and ending on (and including) January 1, 2035, the number of shares authorized for issuance under the 2025 Plan is automatically increased by a number equal to five percent (5.0%) of the total number of shares of Common Stock equal to the sum of (i) the number of shares of Common Stock issued and outstanding, (ii) the total number of shares of Common Stock subject to pre-funded warrants (if any), and (iii) the total number of shares of Common Stock issuable upon the conversion of preferred stock (if any), on December 31 of the preceding year; provided, however, that the Registrant's board of directors may act prior to January 1st of a given year to provide that the increase for such year will be a lesser number of shares of Common Stock.

Table 2: Fee Offset Claims and Sources	☑Not Applicable

		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A